UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2014

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, NC 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership.

On December 29, 2014, Tengion, Inc. (the “Company”) commenced a bankruptcy proceeding (the “Chapter 7 Case”) by filing a voluntary petition for relief under the provisions of chapter 7 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 7 Case is being administered under case number 14-12829.  As a result of the filing of the Chapter 7 Case, a Chapter 7 trustee will be appointed by the Bankruptcy Court and will assume control of the Company.  The assets of the Company will be liquidated in accordance with the Code.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 7 Case constituted an event of default under the terms of the Facility Agreements dated October 2, 2012 and June 28, 2013, each among the Company and lenders party thereto. As of the date hereof, approximately $31.6 million of principal and accrued but unpaid interest remains outstanding under the promissory notes governed by such agreements, which has become immediately due and payable as a result of the filing of the Chapter 7 Case.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On December 22, 2014, the Company held a Special Meeting of Stockholders.  The proposal submitted to a vote of the stockholders was an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 10,000,000,000 to 20,000,000,000 shares.  The results of the voting on such proposal are as follows:

For	Against	Abstain
16,688,868	7,843,134	108,945

There were no broker non-votes with respect to this proposal.  This proposal required the affirmative vote of a majority of the Company’s stockholders for approval and, as a result, was not approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: December 29, 2014	By: /s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer and Senior Vice President, Finance